UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 11, 2012

Tegal Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction
of Incorporation)
000-26824
(Commission
File Number)
68-0370244
(I.R.S. Employer
Identification No.)

44 Montgomery Street, Suite 800
San Francisco, CA 94104-4811
(Address of Principal Executive Offices)

(415) 248-5350
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Certain Officers.

On September 11, 2012, Thomas R. Mika, the current President, Co-Chief Executive Officer and Chairman of the Board of Tegal Corporation (“Tegal”),was appointed Tegal’s Acting Chief Financial Officer.  Mr. Mika, age 61, was appointed President and Chief Executive Officer of Tegal in 2005 and Chairman of the Board the following year.  Mr. Mika’s previous service with Tegal was as Chief Financial Officer and as a member of the Board of Directors from 1992 to 2002, during which he managed activities resulting in the company’s 1995 Initial Public Offering and served as Chairman of the Compensation and Governance Committees and a member of the Audit Committee.  Mr. Mika began his association with Tegal in 1990, when he served as consultant to Nazem & Company, a venture firm that acquired the company from Motorola in 1990.  Previously, Mr. Mika founded IMTEC, a boutique investment firm whose areas of focus included health care, pharmaceuticals, media and information technology.  Earlier in his career, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation, where he was a member of the initial three-person team that developed and published the landmark Science Indicators, the biennial report of the National Science Board to the President of the United States.  Mr. Mika holds a Bachelor of Science degree in Microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business, where he was awarded a Harvard University Fellowship.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2012	TEGAL CORPORATION

	By:	/s/ Thomas R Mika
	Name	Thomas R. Mika
	Title	President and Co-Chief Executive Officer